**LICENSE**
**and**
**TECHNOLOGY TRANSFER AGREEMENT**

**THIS AGREEMENT**, dated effective as of September 22, 2005 (the "Effective Date") is made by and between Optech Ventures LLC, a California limited liability company ("Optech") and Logistical Support, Inc., a Utah corporation ("LSI").

**WHEREAS**, Optech holds all rights to certain intellectual property and Technologies described in Schedule 1 hereto;

**WHEREAS**, Optech is desirous of licensing such intellectual property and Technologies to LSI for use in the manufacture and marketing of products and the sublicensing to others.; and

**WHEREAS**, LSI desires to acquire licenses in such intellectual property and Technologies for commercial exploitation through sublicensing Technologies or manufacturing and marketing products in which it is incorporated; and

**WHEREAS**, Optech, concurrently with the execution of this Agreement, has delivered to LSI the device described in Section 3.1(a) and the Documentation described in Section 1.1 ("the Initial Deliverables"), and LSI has not more than forty-five (45) calendar days to examine and accept the Initial Deliverables

**NOW THEREFORE**, in view of the premises, and for and in consideration of the licenses granted herein, the mutual covenants hereinafter recited and the following actions, promises and understandings, the parties hereto agree as follows:

**1. Definitions.**

**1.1** "**Documentation**" shall mean the information described in Schedule 2 attached hereto related to the Technologies. Schedule 2 will be amended from time to time by mutual agreement of the parties hereto to add additional information or Technologies.

**1.2** "**Licensed Products**" shall mean any products leased, sold or otherwise marketed by LSI or any sublicensee of LSI, which products incorporate the Technologies.

**1.3** "**Intellectual Property**" shall mean that portion of the Technologies that embodies designs, concepts, technologies or know-how including trade secrets, patents, patent applications, copyrights, trademarks or trade names set forth in Schedule 1 attached hereto, as amended from time to time by mutual agreement.

**1.4** "**Technologies**" shall mean all trade secrets, designs, concepts, technical information and know-how specifically described in Schedule 1 attached hereto, including patented Technologies and extensions or derivatives thereof, which Optech now holds or

hereafter acquires, including all patents, copyrights and intellectual property rights described therein. Schedule 1 may be amended from time to time by mutual agreement of the parties hereto to add additional Technologies and establish the fees and or royalties, if any, related thereto.

1.5 **"Confidential Information"** means (i) information of a party in all forms which derives economic value, actual or potential, from not being readily ascertainable by proper means by other persons, which shall include without limitation, and all customer information, present or future business plans, licensors, licensing strategies, financial, sales and pricing information; research and development activities, inventions, products, designs, methods, know-how, techniques, systems, processes, engineering data, software programs, software code, works of authorship, technical data, devices or drawings; (ii) any information that is provided by one party which is not generally known by the public; and (iii) proprietary or confidential information of any third party who may disclose such information to either party in the course of such party's business. Confidential Information shall not include information if, and only to the extent that, the recipient establishes that the information: (i) is or becomes a part of the public domain through no act or omission of the recipient; (ii) was in the recipient's lawful possession prior to the disclosure and had not been obtained by the recipient either directly or indirectly from the disclosing party; (iii) is lawfully disclosed to the recipient by a third party without restriction on disclosure; (iv) is independently developed by the recipient without recourse to the Confidential Information of the other party; (v) is disclosed by the recipient pursuant to a requirement of a governmental agency or by operation of law, provided that the recipient shall disclose only that part of the Confidential Information which it is required to disclose and shall notify the owner prior to such disclosure in a timely fashion in order to permit the owner to attempt to prevent or restrict such disclosure should it so elect.

**2. License.**

2.1 **Exclusive License**. Subject to the payment by LSI of minimum royalties as described in Section 4.1 and to the other terms and conditions stated herein, Optech hereby grants to LSI an exclusive, worldwide right and license to develop, modify, manufacture, test, market, use and service Licensed Products and to sublicense Licensed Products to third parties; provided, however that the license fee payable to Optech in accordance with this Agreement shall not be reduced by any sublicense of this Agreement. In addition to the exclusive rights granted under this Section 2.1 the license grant includes the nonexclusive right to use any other know-how, technical information, processes, techniques and other confidential information of Optech useful or necessary for the manufacture of the Licensed Products.

2.2 **Reservation**. Nothing in this Agreement shall prohibit Optech in any manner from using, developing, marketing, licensing, or otherwise disposing of any technologies (the "Alternative Technologies") other than the Technologies and any derivatives thereof anywhere in the world nor shall anything herein be construed to grant to LSI or any Sublicensee any rights in or to any other present or future products of Optech; provided, however, that the Alternative Technologies must not, without the express written consent of LSI, be incorporated into products that compete, or may reasonably be expected to compete, with the Licensed Products.

All right, title and interest in and to the Documentation and Technologies are, and shall remain the sole and exclusive property of Optech, and no license (other than the licenses set forth herein) or other right by implication, trademark, or copyright shall be transferred to LSI.

**2.3.** **Names and Marks of Optech.** LSI acknowledges and agrees that it has no right or interest in, and will not use without the express written consent of Optech, any trademarks, trade names, service marks or copyrights of Optech other than those set forth in Schedules 1.1 and 1.2.

**3.** **Deliverables**

**3.1** **Working Models**

**3.1(a)** Optech shall, concurrently with execution of this Agreement, deliver one unit capable of generating not less than 3.8% of the Maximum Permissible Exposure Level (MPEL) at a distance of 21' from the unit (the "3.8 Working Model")..

**3.1(b)** Deliver one unit capable of generating approximately 30% of the MPEL (the "30% Working Model") within 90 calendar days of the initial payment described in Section 4.1(a). The approximate specifications of the 30% Working Model will be:

i. Operational Power: at least 25% of the MPEL at a distance of 21 feet.

ii. Optical Parameters:
   *i.* Divergence Angle: 8°
   *ii.* Light Concentration: 70% within the 8° Angle

iii. Dimensional Parameters
   *i.* Head Format: diameter less than 8"
   *ii.* Handle Diameter: 1.5"
   *iii.* Handle Length: less than 14"

**3.2** **License Documentation.** Concurrently with the execution of this Agreement, Optech shall deliver to LSI one (1) complete set of the Documentation as set forth in Schedule 2, together with copies of any information and know-how reasonably necessary for LSI to utilize the Technologies in the manner described in Section 2 above. Nothing in this Agreement will be construed to grant to LSI any right in such Documentation, except for the right to use same as set forth in this Agreement.

**3.3** **Support.** Optech agrees to provide such additional support, consultation and training as LSI may reasonably request at the prevailing rates for time and materials charged to the Small Business Innovation and Research contracts performed by Intelligent Optical Systems Inc. ("IOS"). Optech further agrees that it shall provide LSI with any enhancements to the Technologies that it receives from IOS during the term of this Agreement.

**4.** **Consideration.**

**4.1 License Fee**

**4.1(a)** Initial License Fee. In consideration of the delivery of the 3.8% Working Model and the Documentation described in Section 3, and as initial consideration of the license granted hereunder, LSI shall pay the sum of $250,000 to Optech within forty-five (45) calendar days of the Effective Date (the "Initial Review Period") unless LSI notifies Optech of its decision to terminate this Agreement prior to the expiration of the Initial Review Period. Should LSI fail to pay the Initial License Fee as provided herein, this Agreement shall be voided except for the obligation of LSI to return the 3.8% Working Model and Documentation promptly to Optech and the obligation of confidentiality set forth in Sections 8.3 and 9. Optech shall immediately refund the Initial License Fee to LSI in the event Optech fails to deliver the 30% Working Model within the requisite period of time set forth in Section 3.1(b).

**4.1(b)** Additional License Fees. Within ten (10) calendar days of delivery to LSI of the 30% Working Model, LSI will pay an additional sum of $1,000,000 to Optech. Should LSI elect not to pay the Additional License Fee, this Agreement will immediately terminate and LSI shall return to Optech the 3.8% Working Model, the 30% Working Model and all Documentation delivered by Optech. In that case, the initial payment of $250,000 shall not be refundable.

**4.2 Royalties**. LSI agrees to pay to Optech for each Licensed Product containing Technologies leased, sold or otherwise marketed by LSI or any sublicensee of LSI, a royalty in the amounts set forth on Schedule 3. Schedule 3 will be amended from time to time by mutual agreement of the parties to establish the fees and/or royalties for new Technologies, or to amend royalties related to existing Technologies. All such royalties shall be payable on a calendar quarter basis, within thirty (30) calendar days following the last day of each such quarter. This obligation shall extend for the duration of the patents listed in Schedule 1 as amended from time to time.

**4.3 Intellectual Property Protection.**

**4.3(a)** Optech agrees to prepare, file, prosecute and/or maintain in the United States at Optech's expense, the patent application set forth in Schedule 1.1(a). LSI shall, at its expense, prepare, file, prosecute and/or maintain patents, copyrights, trademarks or trade names in the name of Optech in other jurisdictions where it deems it advisable and Optech shall have title to such intellectual property.. Further, Optech agrees to conduct any interferences, reexaminations or request reissues or patent term extensions with respect to such patents, copyrights, trademarks or trade names, or to take such similar actions to protect such patents, copyrights, trademarks or trade names in the United States.

**5. Term of License**. The term of this Agreement shall begin as of the date hereof and, unless earlier terminated as provided in Section 7, and shall continue for a period of twenty (20) years or until the expiration date of the patent listed in Schedule 1 and all its extensions,

whichever occurs later. The license granted hereunder shall become fully paid upon the expiration of the Agreement.

**6. Representations and Warranties.**

**6.1 Representations and Warranties of Optech.** Optech hereby represents and warrants to LSI as follows:

6.1(a) The Technologies, the Intellectual Property, and all materials and documentation relating thereto, including but not limited to the Documentation, are owned by Optech and the use or exploitation thereof by LSI or its subsidiaries and will not infringe upon any intellectual property or proprietary rights of any third party of which Optech has actual knowledge. As of the date of this Agreement, Optech represents that it has not received any notice or claim from a third party alleging that any of the Technologies infringes any intellectual property or proprietary rights of such third party.

6.1(b) Optech has the full power to enter into this Agreement, to carry out its obligations under this Agreement and to grant the rights and licenses granted to LSI in this Agreement.

**6.2 LSI Warranty.** LSI represents and warrants that it has the full power to enter into this Agreement, to carry out its obligations under this Agreement.

**7. <u>Indemnification</u>.**

**7.1 Indemnification By LSI.** LSI shall indemnify and hold harmless Optech and defend, at its own cost and expense, any and all claims and actions which may be asserted or brought against Optech based upon alleged defects in materials, workmanship or design of Licensed Products or modifications of the Technologies by LSI; provided that Optech shall give prompt written notice of such claim or action and furnish all available information and assistance to enable LSI to defend or otherwise dispose of such claim or action.

**7.2 Indemnification By Optech.**

7.2(a) Optech shall defend, indemnify and hold harmless LSI and its officers, directors, employees, shareholders, customers, agents, successors and assigns from and against any and all loss, damage, settlement or expense (including legal expenses), as incurred, resulting from or arising out of (i) any breach of Optech's representations and warranties under this Agreement.; or (ii) any claim which alleges that any of the Technologies, or the exercise of LSI's license rights as provided under this Agreement, infringes upon, misappropriates or violates any patents, copyrights, trademarks or trade secret rights or other proprietary rights of any third party where Optech had actual knowledge of such rights at the time of execution of this Agreement.

7.2(b) If the exercise of LSI's license rights is enjoined or becomes the subject of a claim of infringement, Optech shall use all reasonable efforts to obtain such licenses, or make

such replacements or modifications, as are necessary to LSI's continued exercise of its rights hereunder without infringement. If Optech is unable to achieve either of the foregoing within thirty (30) calendar days (or such longer period as determined by LSI in good faith) after the holding of infringement or the entry of the injunction, as applicable, the license fees or royalties payable under this Agreement shall be reduced by the amount of any costs, royalties or fees incurred by LSI in restoring the ability to exercise its license rights.

**8. Default and Termination.**

**8.1** **Default**. If LSI fails to make any payments under this Agreement or to perform any of its material obligations under this Agreement within the time set forth for any such performance, Optech, in addition to any other rights or remedies it may have, may terminate this Agreement and all rights of LSI hereunder upon giving LSI sixty (60) calendar days' prior written notice of such termination; provided, however, in the event of a failure to pay royalties, such notice period shall be ten (10) calendar days. LSI shall have the right to cure any such default within such sixty (60) calendar day notice period, or, with respect to a failure to pay royalties, such ten (10) calendar day notice period. In addition, Optech may terminate this Agreement upon thirty (30) calendar days written notice as provided in Section 4.2(b) if LSI fails to pay minimum royalties as set forth in Schedule 3. The rights of cure set forth in this Section 8.1 will not apply to the License Fees set forth in Section 4.1, such License Fees being due as set forth therein. LSI may terminate this Agreement effective upon written notice to Optech if Optech violates any covenant, agreement, representation or warranty contained herein in any material respect or defaults or fails to perform any of its obligations or agreements hereunder in any material respect, which violation, default or failure is not cured within sixty (60) calendar days after notice thereof from LSI stating its intention to terminate this Agreement by reason thereof.

**8.2** **Insolvency**.

**8.2(a)** Insolvency of LSI. If LSI is determined to be insolvent, or files a petition in bankruptcy or for reorganization, or takes advantage of any insolvency statute, or makes an assignment for the benefit of a creditor, then, in any such event, this Agreement and all rights of LSI shall immediately terminate and the licenses herein granted shall not constitute an asset in reorganization, bankruptcy, or insolvency, which may be assigned or which may accrue to any court or creditor, appointed referee, receiver or committee.

**8.2(b)** Insolvency and Sub-Licensees. If LSI is determined to be insolvent, or files a petition in bankruptcy or for reorganization, or takes advantage of any insolvency statue, or makes an assignment for the benefit of a creditor, then, in any such event, should there be a sub-licensee that is in compliance with the terms of a sub-license agreement with LSI, then Optech will continue to be bound by said sub-license. Should the sub-licensee be determined to be insolvent, or files a petition in bankruptcy or for reorganization, or takes advantage of any insolvency statute, or makes an assignment for the benefit of a creditor, then, in any such event, then this Agreement and all rights of the sub-licensee shall immediately terminate and the sub-licenses herein granted shall not constitute an asset in reorganization, bankruptcy, or insolvency,

which may be assigned or which may accrue to any court or creditor, appointed referee, receiver or committee.

**8.3** **Termination**. Upon any cancellation or termination of this Agreement, LSI agrees to (i) use its best efforts to return to Optech all Documentation and other information related to all applicable Technologies supplied by Optech to LSI hereunder, (ii) cease to use, disclose to others, or assist others in using any confidential Documentation or applicable information received from Optech under this Agreement, and to promptly pay to Optech any royalties accrued but unpaid as of the effective date of termination.

**9.** **Confidentiality**.

**9.1** **Obligation**. Each party shall: (i) keep the other party's Confidential Information in strict confidence and shall not make use of the other party's Confidential Information for any purpose other than in connection with the Agreement; (ii) restrict disclosure of the other party's Confidential Information to those employees and representatives who have a need to know the information in order to perform such party's obligations under this Agreement, provided such persons are bound by the terms of this Section; (iii) exercise at least the same standard of care in protecting the confidentiality of the other party's Confidential Information as it does with its own Confidential Information of a similar nature but in no event less than reasonable care. LSI acknowledges and agrees that the Documentation and any other information delivered to it by Optech related to the Technologies is Confidential Information of Optech. Without limiting the generality of the foregoing, LSI agrees that it and its employees shall not use the Documentation or any other information delivered to it by Optech related to the Technologies, nor make copies thereof, except for the purposes of the licenses granted hereunder. LSI shall keep in confidence the Documentation and related confidential information received from Optech and shall use its best efforts, and at least the same degree of care in keeping such Documentation and information in confidence as it uses for its own confidential or proprietary data of a similar nature. LSI agrees not to disclose any Documentation or Technologies, except to employees and sublicensees of LSI who have a need to know in connection with the terms and purposes of this Agreement and who have executed a confidential disclosure agreement restricting the use and disclosure of the Documentation and Technologies.

**9.2** **Limitation on Duties**. To the extent that proprietary data constitutes a portion of the Technologies, it shall be conveyed to LSI upon execution of this Agreement free of all restrictions other than (i) those set forth herein, and (ii) the rights of the U.S. government in any technology developed under government contracts other than as set forth in Schedule 2.

**10.** **Survival**. The obligations of LSI under Paragraph 7, 9 and 11 shall survive a termination of this Agreement. Notwithstanding anything herein to the contrary, any sublicense granted by LSI prior to the termination or expiration of this Agreement or any License hereunder, at the discretion of the sublicensee, shall survive such termination or expiration, subject to the continuing obligation to pay royalties as provided therein and to the assignment by LSI to Optech of all of rights of LSI to receive royalties, fees and compensation under said sublicense.

10. **Miscellaneous.**

10.1 Notices. All notices deliverable pursuant to this Agreement shall be provided in writing and shall be sent by first class registered or certified mail to the following addresses:

Optech: Optical Technology Ventures LLC
2522 W 237th St
Torrance, CA 90505-5217

Attn: CEO

LSI: Logistical Support LLC
19734 Dearborn St
Chatsworth CA 91311

Attn: President

Either party hereto may change its address for the purposes of this Agreement by giving the other party written notice.

10.2 Governing Law. This Agreement shall be construed and governed in all respects in accordance with the laws of the State of California, excluding its conflict of laws rules, and shall be subject to the exclusive jurisdiction of the courts therein.

10.3 Entire Agreement. This Agreement is and represents the entire agreement and understanding between Optech and LSI with respect to the subject matter hereof and supersedes any prior and contemporaneous discussions, representations or agreements, whether written or oral, of the parties regarding the subject matter hereof.

10.4 Invalidity, Modification and Waiver. In the event any provision hereof is deemed to be invalid or void, the remaining portions thereof shall remain in effect. No term of this Agreement may be amended, modified, altered or changed and the performance and observances thereof may not be waived, except by the written agreement of the party or parties affected thereby. No waiver by either party of any violation or nonperformance by the other party or any of its obligations, agreements or covenants hereunder shall be deemed to be a waiver of any subsequent violation or nonperformance of the same or any other covenant, agreement obligation, nor shall any forbearance by either party be deemed a waiver by such party of its rights or remedies with respect to such violation or nonperformance.

10.5 Assignment. The rights or obligations of either party under this Agreement may not be assigned in whole or in part by operation of law or otherwise without the prior express written consent of the other party, which consent shall not be unreasonably withheld unless such assignment would materially and adversely affect the ability of LSI to pay any its then outstanding obligations to Optech; provided that LSI may assign this Agreement to any entity controlling, controlled by or under common control of LSI. and provided, that in any assignment

by either party of its rights or obligations hereunder to a third party by operation of law, such third party must expressly agree to be bound by the terms of this Agreement.

**10.6** **Counterparts**. This Agreement may be executed in counterparts, all of which shall be enforceable, and together shall constitute a single agreement.

**IN WITNESS WHEREOF**, the parties hereto have caused this Agreement to be signed effective as of the day and year first above written by their duly authorized agents.

Optech:
Optech Ventures LLC

By________________________
September ~~19~~, 2005
22

LSI:
Logistical Support ~~LLC~~ FNC

By________________________